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                         DEVELOPMENT AND SUPPLY AGREEMENT

This Development and Supply Agreement (the "Agreement") effective as of February 9, 1998 (the "Effective Date") is entered into by and between ArthroCare Corporation, a Delaware corporation having an address at 595 North Pastoria Avenue, Sunnyvale, California 94086 ("ArthroCare"), and Boston Scientific Corporation, on its own behalf and on behalf of its affiliates ("BSC"), a Delaware corporation having an address at One Boston Scientific Place, Natick, Massachusetts 01760-1537.

                                   BACKGROUND

A. ArthroCare owns certain technology relating to the Field (as such term is defined in Article 1);

B. BSC is a worldwide leader in the sale of medical devices to the interventional cardiology market through its subsidiary, SCIMED Life Systems, Inc., and in the sale of textile vascular grafts to the cardio-thoracic surgery market through BSC's subsidiary, Meadox Medicals, Inc.;

C. BSC and ArthroCare desire that ArthroCare manufacture Controllers and certain Disposable Products (as such terms are defined in Article 1) for BSC for use in the Field, all on the terms and conditions set forth herein; and

D. On even date herewith, the parties are entering into a License Agreement pursuant to which ArthroCare grants BSC a worldwide exclusive license under certain patent rights relating to the Field (the "License Agreement").

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

1.1 "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control with a party hereto. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least 50% of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding definition, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.2 "ArthroCare Product" shall mean a Product sold by ArthroCare hereunder, and "ArthroCare Products" shall mean Products sold by ArthroCare hereunder.

1.3     "BSC's Intellectual Property" shall have  the meaning set forth in
Section 9.5.A.

1.4     "Confidential Information" shall mean any:   (i)  information or
material in tangible form disclosed hereunder or under the License Agreement that is marked as "Confidential" at the time it is delivered to the receiving party; or (ii) information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within 30 days after disclosure by the disclosing party.

1.5 "Controller" shall mean an RF power supply, which is designed for use with the Disposable Products in Revascularization procedures.

1.6 "Disposable Product(s)" shall mean medical instruments and components of such medical instruments, designed for use in Revascularization procedures, certain of which may have one or more electrode(s) and electrical connection(s) for coupling the electrode(s) to a Controller.

1.7     "FDA" shall mean the U.S. Food and  Drug Administration.

1.8 "Field" shall mean the use of RF energy in a procedure that is intended to promote Revascularization of the heart or other muscle tissues.


1.9     "Product" shall mean either a Controller  or a Disposable
Product, and "Products" shall  mean Controllers and Disposable Products.

1.10    [*****]

1.11    "RF" shall mean radiofrequency.

1.12    "Specifications" shall have the meaning  set forth in Section 3.1.A.

                                   ARTICLE 2
                      PRODUCT MANUFACTURING AND SALE

2.1     Purchase and Sale of Controllers.

A. Subject to the terms and conditions of this Agreement, including without limitation Sections 2.1.B. through 2.1.D., from the Effective Date through [*****], ArthroCare agrees to manufacture and sell to BSC, and BSC agrees to exclusively purchase from ArthroCare, BSC's requirements for Controllers for use in the Field during the periods, and for the transfer prices, set forth below:
       Periods         Transfer Price per Controller
       -------         -----------------------------
       [*****]         [*****]

After [*****], ArthroCare shall manufacture Controllers, but only as may be requested by BSC, at mutually agreed upon fair and reasonable prices.

B. Such transfer prices shall be firm for any Controller having Specifications which do not require any engineering design work to be performed by ArthroCare. If any such engineering design work is required to be performed by ArthroCare, the parties shall promptly discuss such work in good faith and ArthroCare shall make any modifications requested by BSC, provided that BSC agrees to pay the reasonable costs of such work. Prior to performing any such work, ArthroCare will prepare and submit to BSC for its approval a budget for the direct cost of such work on a time and materials basis. The time will include the fully burdened rate for each employee involved in the work plus [*****] of the fully burdened cost to account for overhead.

C. Notwithstanding Section 2.1.A, if BSC desires to manufacture some or all of the Controllers internally prior to [*****], BSC may do so by providing [*****] prior written notice to ArthroCare. For each such Controller that is internally manufactured by BSC prior to [*****], BSC shall make a payment to ArthroCare in the amount specified for the applicable period:
       Periods         Payment per Controller
       -------         ----------------------
       [*****]         [*****]
If BSC internally manufactures Controllers after [*****], no payments therefor shall be due to ArthroCare under this Section 2.1.C.

D. Notwithstanding anything to the contrary in this Agreement, BSC shall not be [*****].

2.2 First Right of Negotiation. Beginning on [*****] and on every [*****] thereafter during the term of this Agreement, if BSC desires to have the Controllers manufactured by a third party, BSC shall give 90 days prior written notice to ArthroCare. ArthroCare will have the first right of negotiation on a Most Favored Nations basis for the manufacture of BSC's Controllers for use in the Field for the next [*****] commencing on such [*****]; provided that ArthroCare commits in writing to manufacture the Controllers on such pricing and other terms within 30 days after BSC gives the notice referenced in the preceding sentence; and (ii) all terms and conditions set forth in this Agreement shall continue to apply, other than those terms that are modified because of the terms offered by ArthroCare to meet the terms offered by the third party. Most Favored Nations means that ArthroCare will have the right to manufacture and supply Controllers to BSC at transfer prices at least as favorable to BSC as the terms offered by a third party, as long as the quality of the Controllers and all other terms and conditions relating to such transactions are on terms at least as favorable to BSC as those offered by such third party. If BSC desires to internally manufacture the Controllers, it shall give ArthroCare 90 days prior written notice, and BSC shall not be required to offer ArthroCare an opportunity to manufacture the Controllers at a comparable cost, subject to
Section 2.1.C.

2.3     Purchase and Sale of Disposable Products. Upon request by BSC,
ArthroCare shall   manufacture and sell to BSC such Disposable  Products within the Field as may be requested by  BSC.  Pricing for each Disposable Product sold by ArthroCare to BSC shall be mutually agreed upon, in writing, and adjusted annually, in writing, in December of each calendar year for the next calendar year. Initial pricing will be set within 60 days after the Effective
Date of  this Agreement. Pricing will be [*****].   If ArthroCare is
manufacturing any Disposable Product for BSC and BSC determines, in its sole discretion, that it desires to internally manufacture or have manufactured by a third party any such Disposable Product or any component thereof, BSC shall give ArthroCare 90- days prior written notice of its intent to discontinue purchasing from ArthroCare such Disposable Product or component thereof.[*****].

2.4 Technology Transfer. If BSC elects to shift the manufacture of the Controllers in accordance with Section 2.1 or Section 2.9, or the Disposable Products from ArthroCare to BSC or a third party, ArthroCare shall promptly transfer the necessary technology (including without limitation manufacturing know-how) to BSC or the third party to enable BSC or such third party to manufacture the Controllers or the Disposable Products, as the case may be, in accordance with the Specifications. BSC will reimburse ArthroCare for such technology transfer on a time and materials basis. Time will include the fully burdened rate for each employee involved in the technology transfer plus [*****] of the burdened cost to account for overhead. ArthroCare shall also promptly transfer such technology pursuant to this Section 2.4 if BSC requires a second source for Controllers as described in Section 2.9. Any technology transfer referenced in this Section 2.4 shall be for the purpose of allowing BSC to make and/or procure the ArthroCare Products intended for use in the Field. The third party receiving such technology transfer shall be required to maintain the confidentiality of such information and technology for the benefit of both BSC and ArthroCare.

2.5     Orders.   BSC may initiate  purchases under this Agreement (the
"Orders") by telephone contact, telex, fax or by sending written purchase orders to ArthroCare at the address noted in Section 13.5. Any Order initiated by telephone, fax or telex order must be confirmed within 10 working days by a written purchase order. The delivery date set forth in each Order shall be consistent with the then- current forecast. Orders shall be binding when accepted by ArthroCare. ArthroCare shall acknowledge each Order in writing within 10 business days of receipt. By written notice given within such 10-day period, ArthroCare may reject any Order, but only to the extent that the Order exceeds the applicable, then-current forecast, consistent with
Section 5.1. Notice of rejection must be given within 10 days to BSC by telex or fax, followed by notification in writing. Once an Order is accepted by ArthroCare, BSC may cancel or reschedule such Order only with approval of ArthroCare.

2.6 Delivery and Acceptance. Upon delivery to BSC of the Product, including related documentation, BSC shall evaluate such Products for
conformity to the Specifications.   Within 30 days after delivery of such
Products, BSC shall provide ArthroCare with written acceptance thereof, or a statement of defects to be corrected. At ArthroCare's expense, ArthroCare shall promptly correct such defects and return (or replace) the corrected Products for retesting and reevaluation, and BSC shall within 30 days after such redelivery provide ArthroCare with written acceptance of such corrected Products. No partial shipment of an Order shall constitute acceptance of the entire Order, absent the written acceptance by BSC of such Order. BSC may not return Products to ArthroCare that do not contain defects without the prior written approval of ArthroCare. If ArthroCare approves of the return of any Products without defects, BSC will pay a restocking fee of [*****] of the transfer price of such Products. ArthroCare will use its best efforts to obtain and maintain all licenses and approvals necessary to ship any Products to an international destination.

2.7 Handling and Shipping. ArthroCare shall manufacture, store and transport all Products consistent with all applicable laws, regulations and requirements to ensure the quality of the Products, including without limitation all requirements relating to storage, handling, temperature, humidity controls, etc. ArthroCare shall pack all Products for shipment in containers adequate to insure safe arrival of the goods at BSC's designated delivery destination, properly addressed for delivery to the address specified in BSC's Order or such other address as BSC shall specify in writing, and delivered to a carrier or forward agent chosen by BSC. BSC will reimburse ArthroCare for all actual, reasonable transportation, shipping and related insurance expenses. In the event that BSC requests special packaging or finishing for any Order, BSC shall pay the incremental cost for such special packaging or finishing; provided, however, that ArthroCare shall include any special documentation regarding the Products as may be requested by BSC, at [*****] charge. Shipment will be [*****]. All shipping papers and/or invoices shall include the Order number and serial numbers of Products shipped.

2.8 Terms and Conditions. This Agreement contains the exclusive terms and conditions which shall apply to all purchases of Controllers and Disposable Products by BSC. In ordering and delivering Products, ArthroCare and BSC will use their standard forms but nothing in such forms shall amend or modify the terms of this Agreement. In case of conflict between such forms and this Agreement, the terms of this Agreement shall control.

2.9 Second Source. Notwithstanding Section 2.1 above, in the event that, within [*****], ArthroCare is unable to or fails to meet BSC's Controller
requirements as  specified in the then-current forecast either:   (i) once, for
a period in excess of  [*****]; or  (ii) twice, for periods of at least
[*****] each, then in each case BSC shall have the right to manufacture such additional Controllers itself or purchase such additional Controllers from a second source and BSC shall not owe ArthroCare the price described in Section 2.1.C. for any such Controllers manufactured by BSC or a third party; provided, however, that: (a) before internally manufacturing or placing a purchase order with any third party for such Controllers, BSC shall notify ArthroCare, and provided that, as soon as BSC determines in good faith that ArthroCare is capable of meeting BSC's Controller requirements, BSC shall resume its exclusive purchase of such Controllers from ArthroCare subject to
Section 2.1; and (b) the periods referenced in clause (i) and (ii) above shall not be subject to extension due to Force Majeure as referenced in
Section 11.2.C. Notwithstanding the foregoing, the parties acknowledge and agree that they shall cooperate with one another to assure sufficient source of Products to BSC and its customers.

                                   ARTICLE 3
                        SPECIFICATIONS; MODIFICATIONS

3.1     Establishment of Specifications.

A. BSC will establish the specifications for the Controllers (including at a minimum those set forth on Exhibit A hereto) and the Disposable Products as BSC refines the Revascularization procedures based on animal and human testing, subject to change upon 90 days prior written notice by BSC (the "Specifications"). After the Specifications have been established, ArthroCare
will develop  the Products according to the Specifications.   BSC and
ArthroCare will mutually agree on a schedule for completion of the Products for clinical trials.

B. ArthroCare shall ensure that all Products supplied by ArthroCare meet all standards and Specifications established by BSC, and shall comply with all applicable international, federal, state and local laws and regulations, including those relating to manufacturing, packaging, labeling and sale of the Products, Good Manufacturing Practices and ISO 9001 standards.

3.2 Requested Modifications. BSC may request or ArthroCare may suggest changes to improve the design or operation of the Products, or the reliability or serviceability of the Products. The parties shall promptly discuss such modifications in good faith and ArthroCare shall perform the engineering design work to modify the Specifications as requested by BSC, provided that BSC agrees to pay the reasonable costs of such work. If the changes require engineering design work on the Specifications, ArthroCare will prepare and submit to BSC for its approval a budget for the direct cost of making such work on a time and materials basis. The time will include the fully burdened rate for each employee involved in such work plus [*****] of the fully burdened cost to account for overhead.

3.3 Approvals. ArthroCare shall cooperate and provide such documents and information as may be required to obtain a CE Mark, U.S. FDA approval and any other applicable governmental or regulatory approvals or consents for each Product.

                                   ARTICLE 4
                                   PAYMENTS

ArthroCare shall issue to BSC individual invoices for each Product shipped. BSC shall pay each invoice within 45 days after receipt of such invoice or the delivery date of the applicable Products, whichever is later. Late
payments shall bear interest at the lower of:   (i) [*****]; and (ii) the
maximum interest rate permitted under applicable law. Notwithstanding the foregoing, upon the request of any subsidiary of BSC, ArthroCare shall directly invoice such subsidiary for, and such subsidiary shall directly be responsible for payment of, Products ordered by such subsidiary.

                                   ARTICLE 5
                            FORECASTS; NO BACKORDERS

5.1 Forecasts. BSC shall furnish ArthroCare a 12-month forecast with estimated purchase dates and quantities of Products (including Controllers as well as any Disposable Products that BSC desires to purchase from ArthroCare), and shall deliver an updated forecast on a rolling basis on the first day of
each month.   Such forecasts shall include monthly delivery  schedules. Based on the then current forecast, ArthroCare will maintain its production capability and adequate materials and labor to meet the forecasted monthly delivery schedule for Products. ArthroCare shall release Products on a monthly basis in accordance with the delivery schedule set forth on the then current forecast; provided, however, that: (a) BSC may make changes to the delivery schedule and the quantities requested on the then current forecast at any time up to 90 days prior to a scheduled delivery; (b) in the event that BSC desires to increase the volume of any Products on an Order with less than 90 days notice to ArthroCare, ArthroCare shall use its best efforts to supply such increased volume of Products; and (c) ArthroCare shall not be required to accept any Order for a Product to the extent that it is based on a forecast that shows an increase in the volume of Product ordered that exceeds 25% of the average volume of such Product ordered during the preceding 90- day period; provided that (c) shall not apply to the three months following the Effective Date or for the first three months following initial commercialization of the Controller. BSC may place additional, unforecasted Orders for Products subject to ArthroCare's acceptance, which acceptance shall not be unreasonably withheld. [*****]. It is understood that BSC shall use all reasonable efforts to make each forecast as accurate as possible, particularly as it pertains to the 90 days immediately following the date of such forecast.

5.2 No Backorders. ArthroCare shall plan production schedules and provide the Products, without backorders, in accordance with the Orders, to the extent that such Orders are consistent with the then current forecast. At all times during the term of this Agreement, ArthroCare shall maintain not less than a one- month inventory of each Product, calculated based on the previous three months' purchases of such Products; provided that initial required stock levels shall be based on BSC's initial forecast.

                                   ARTICLE 6
                 PRODUCT QUALITY; PRODUCT SUPPORT AND SERVICE

6.1     Quality Assurance.

A. ArthroCare shall maintain ongoing quality assurance and testing procedures to assure the quality of Products through the use of a formal quality assurance program reasonably acceptable to BSC and sufficient to satisfy: (i) ISO 9001 standards; (ii) ArthroCare's quality assurance policies and procedures; (iii) any applicable  regulatory requirements; and
(iv) BSC's standard requirements to be approved as a vendor. During the term of this Agreement, BSC shall have the right to audit such quality assurance
program,  at its expense, during regular business hours.   If BSC determines
that any Products are subject to review and periodic audits of supplied data, with each lot of such Products, ArthroCare shall supply data of the nature and in the form as may be reasonably requested by BSC, which data shall verify compliance with minimum levels of conformance established by BSC. Upon BSC's request, ArthroCare shall perform any failure analyses and take any necessary corrective action with respect to any defects in any Product.

B. ArthroCare agrees to trace and maintain written records regarding the source and lot number of each Product. ArthroCare agrees to maintain such records for not less than five years after the termination or expiration of this Agreement. ArthroCare shall label each Product as indicated by BSC.

6.2 Inspection and Acceptance. BSC and its representatives shall have the right, during regular business hours, to enter upon and examine the plants and other facilities where the Products are manufactured, packaged and/or stored, and to make any further examination reasonably necessary to properly ascertain compliance with Specifications and this Agreement. ArthroCare shall cooperate to the fullest extent practicable with respect to such inspections. Final inspection and acceptance of Products shall be at BSC's facility, and shall be performed within 30 days after BSC's receipt of the Products. ArthroCare agrees to provide BSC with copies of all: (a) requested documentation related to Products, Specifications, manufacturing processes and proof of manufacturability (including packaging and labeling); and (b) U.S. and international regulatory approvals, regulatory inspections, and other communications with regulatory authorities related to the Products. BSC may observe and examine all operating methods, quality control procedures and production and inventory records relevant to the business conducted pursuant to this Agreement.

6.3     Required Notification.

A. ArthroCare shall give BSC immediate notice, by telecopy, with confirming notice by U.S. mail, if ArthroCare becomes aware of any defect or condition which in any way alters the Specifications or quality of any Product supplied by ArthroCare or which may render any such Product ineffective, dangerous and/or in violation of any applicable law or regulation, including the Federal Food, Drug, and Cosmetic Act and the Occupational Safety and
Health Act.   ArthroCare shall fully cooperate with BSC as to  any field action taken with respect to any  Product.

B. ArthroCare shall, at least six months prior to making any substantial changes in the processing, composition, Specifications, manufacturing processes, or performance characteristics of any Product thereof, or changing any vendor of a subcomponent or critical raw material: (i) give written notice to BSC of such proposed change; and (ii) provide a sample of the affected Product, incorporating such proposed change, for BSC's review and approval. ArthroCare shall not implement any such change without BSC's prior written approval, which may be withheld by BSC as it deems necessary or desirable.

6.4 Support. ArthroCare shall provide prompt, professional, competent and courteous support for BSC and its Affiliates and their respective customers relating to the Products. BSC shall reimburse ArthroCare for any reasonable costs it incurs in providing such support, provided that such costs represent fair market value for the support provided.

6.5 Service. ArthroCare shall service any Products that are returned to ArthroCare for maintenance or repair. If such repair is the responsibility of ArthroCare as set forth in Articles 6 or 8, ArthroCare shall provide such support at its own expense. If it is not the responsibility of ArthroCare, BSC shall reimburse ArthroCare for any costs that it reasonably incurs in providing such service, provided that such costs represent fair market value for the services provided.

                                   ARTICLE 7
                              ADDITIONAL COVENANTS

7.1 Financial Statements. From time to time as requested by BSC (but not more frequently than once per calendar year), ArthroCare will provide BSC with copies of audited financial statements and such other information reasonably requested by BSC to demonstrate ArthroCare's financial ability to perform under this Agreement. All information provided to BSC under this
Section 6.3 will be treated confidentially, unless such information is otherwise publicly available.

7.2 Exclusivity. Subject to Section 11.4.D., unless otherwise agreed by the parties, during the term of this Agreement, ArthroCare shall not be involved with the design, manufacture and/or sale, to or on behalf of any other person or entity, of any equipment or supplies which are intended to be used as a power supply, medical instrument or disposable device for Revascularization procedures in the Field.

7.3 ArthroCare's Assets. ArthroCare shall not sell, transfer, assign, pledge, grant a security interest in, or otherwise encumber or allow any third party to obtain an interest in, any prints, designs, tools, fixtures, raw materials, moldings or other equipment used or useful in manufacturing and/or supplying the Products without giving BSC at least 60 days prior written notice.

7.4 Change of Control of ArthroCare. For purposes of this Agreement "Change in Control" means:

(a) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of ArthroCare (in one transaction or in a series of related transactions) to one or more persons or entities that are not Affiliates of ArthroCare;

(b) the approval by the shareholders of ArthroCare of any plan or proposal for its liquidation or dissolution;

(c) a merger or consolidation to which ArthroCare is a party if the shareholders of ArthroCare immediately prior to the effective date of such merger or consolidation have beneficial ownership, immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors; or

(d) any other change in control of ArthroCare of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, whether or not ArthroCare is then subject to such reporting requirements.

To the extent not prohibited under applicable law, ArthroCare shall gave BSC not less than 30 days' prior written notice of any Change of Control, and shall provide BSC with such information regarding the proposed Change of Control as it may reasonably request. All such information shall be treated as ArthroCare's Confidential Information hereunder, and BSC acknowledges that such Confidential Information may constitute "inside" information. Notwithstanding any such Change of Control, ArthroCare shall continue to be
obligated to  perform its obligations under this Agreement.   However, BSC
would have the option to terminate this Agreement upon any such Change of Control, and in such event:

(i) BSC shall be required to pay for all Products that are scheduled for release within 60 days after such termination based on the then current forecast, provided that such Products are provided on a timely basis and in accordance with the terms and conditions of this Agreement;

(ii) ArthroCare shall cooperate with BSC to ensure a continuous and sufficient supply of Products during a reasonable transition period; and

(iii) ArthroCare shall transfer the necessary technology to BSC and/or a third-party designated by BSC to enable BSC or such third party to manufacture the Products in accordance with the Specifications. BSC would be required to reimburse ArthroCare for such technology transfer consistent with the terms of Section 2.4.

                                   ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

8.1 Limited Warranty. ArthroCare hereby represents and warrants to BSC that:

(a) on the date of shipment, all ArthroCare Products will be new, of good and merchantable quality, suitable for use as Controllers for Revascularization Procedures in the Field, and will comply with the Specifications for such Products;

(b) all ArthroCare Products shall be free from any defects in material or workmanship; provided, however, that such warranty shall apply only for [*****] from the date of ArthroCare's shipment of such Product in the case of a defect which does not result in any personal injury or damage, or in any field action, or retrieval or recall action;

(c) ArthroCare shall ensure that all ArthroCare Products shall: (i) conform in all respects with the requirements of this Agreement and the applicable Order; (ii) meet all standards and Specifications established by BSC; and (ii) comply with all applicable international, federal, state and local laws and regulations, including those relating to manufacturing, packaging, labeling and sale of the Products, Good Manufacturing Practices and ISO 9001 standards;

(d) title to all ArthroCare Products shall pass to BSC free and clear of any security interest, lien or other encumbrance, or any other defect in title;

(e) the ArthroCare Products shall have been manufactured, packaged and stored in facilities which are approved by the FDA and/or other applicable regulatory authorities at the time of such manufacture, packaging and storage to the extent such approval is required by law;

(f) the ArthroCare Products shall have been manufactured in accordance with "Good Manufacturing Practices" as required by any regulatory authority, ISO 9001 standards, and all other applicable international, federal, state, and other laws, rules and regulations, including without limitation the Fair Labor Standards Act and all regulations and orders issued thereunder; and

(g) the Controllers sold by ArthroCare hereunder shall operate fully and without interruption, [*****], without significant repair or maintenance expense, in the case of [*****] of such Controllers; provided, however, that if the Controllers do not meet such standards [*****] of the time: (i) ArthroCare shall pay the costs of such repair and maintenance; or (ii) if less than [*****] of such Controllers meet such standards, BSC may declare a breach of this Agreement as a ground for termination of this Agreement under
Section  11.2.A., in addition to other remedies which may  be available.

The foregoing representations and warranties shall survive inspection, delivery, and payment of the applicable Products, and shall be for the benefit of BSC and its customers. The above limited warranty is contingent on proper use of the Products in the applications in which they are intended as indicated in the Product label claims. The above limited warranty does not apply to any product that has been, after dispatch from the F.O.B. shipping point: (1) altered; (2) not maintained in accordance with the handling, storage or transportation instructions supplied by ArthroCare; (3) damaged by negligence or accident; or (4) damaged by acts of nature, vandalism, burglary, neglect or misuse.

8.2     Effect of Warranty; Field Actions.

A. If any ArthroCare Products do not meet the warranties specified herein, BSC may, at its option: (i) require ArthroCare (at ArthroCare's option) to replace or correct at no cost to BSC any defective or nonconforming Products, or (ii) return any nonconforming Products to ArthroCare at ArthroCare's expense and recover from ArthroCare the full transfer price thereof.

B. Notwithstanding anything to the contrary in this Article 8, ArthroCare shall indemnify and reimburse BSC for any field action, recall, retrieval or other type of removal or alteration which is required due to any failure of the Products to meet the Specifications.

8.3 Exclusions. EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT OR THE LICENSE AGREEMENT, ARTHROCARE AND ITS THIRD PARTY SUPPLIERS GRANT NO OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, AND ARTHROCARE AND ITS THIRD PARTY SUPPLIERS SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE 8 AND/OR ARTICLE 10, ARTHROCARE SHALL NOT BE LIABLE TO BSC OR ANY THIRD PARTY FOR LOST PROFITS, OR FOR ANY SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.

8.4     Representations and Warranties of BSC.   BSC hereby represents and
warrants to ArthroCare and its Affiliates that: (a) BSC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; (b) it has full power and authority required to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement and to perform the transactions contemplated herein; (c) this Agreement has been duly executed and delivered by, is the valid and binding obligation of, and is enforceable against it in accordance with its terms; (d) the execution, delivery and performance of this Agreement by it does not violate any other agreement to which it is a party or by which it is bound, or any applicable law to which it is bound or subject; and (e) it has the unrestricted right to disclose any information it submits to ArthroCare, free of all claims of third parties, and that such disclosures do not breach or conflict with any confidentiality provisions of any agreement to which it is a party.

8.5 Other Representations and Warranties of ArthroCare. ArthroCare hereby represents and warrants to BSC and its Affiliates that: (a) ArthroCare is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; it has full power and authority required to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement and to perform the transactions contemplated herein; (c) this Agreement has been duly executed and delivered by, is the valid and binding obligation of and is enforceable against it in accordance with its terms; (d) the execution, delivery and performance of this Agreement by it does not violate any other agreement to which it is a party or by which it is bound, or any applicable law to which it is bound or subject; (e) it has the unrestricted right to disclose any information it submits to BSC, free of all claims of third parties, and that such disclosures do not breach or conflict with any confidentiality provisions of any agreement to which it is a party; and (f) any and all consents, waivers, authorizations and approvals of any federal, state, local or foreign governmental or regulatory authority and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement or any of the transactions contemplated under this Agreement will have been duly obtained and be in full force and effect as of the date that such consents, waivers, authorizations and approvals are required for ArthroCare to perform its obligations under this Agreement.

                                   ARTICLE 9
          CONFIDENTIALITY; PROTECTION OF BSC'S INTELLECTUAL PROPERTY

9.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for [*****] thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that it can be established by the receiving party by written proof that such Confidential Information:

        (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

        (ii) was available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

        (iii) became available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

        (iv) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto; or

        (v) was independently developed by a person having no knowledge of or access to any of the other party's Confidential Information.

9.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations, conducting clinical trials, or exercising its rights hereunder to develop or commercialize Licensed Products, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

9.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to Affiliates, or to a party's accountants, attorneys and other professional advisors provided that such accountants, attorneys and other professional advisors are bound to retain
the terms of this Agreement confidential.   Disclosure to prospective corporate
partners or Affiliates is prohibited absent written consent from the non-disclosing party. Neither party shall issue a press release or other public announcement concerning this Agreement, the transactions contemplated herein or the relationship between BSC and ArthroCare without the prior consent of an authorized representative of the other party.

9.4 Other Prohibited Uses. Neither party shall appropriate or use the other party's Confidential Information other than in furtherance of its obligations under this Agreement and/or the License Agreement. Neither party shall, by virtue of this Agreement alone, obtain any title to, or any interest or license in, any of the other party's Confidential Information.

9.5     Protection of BSC's Intellectual Property.

A. ArthroCare acknowledges and agrees that BSC has the sole and exclusive rights to use all trademarks, service marks, trade names, patents, copyrights and trade secrets owned by, registered in the name of, licensed to or used in BSC's business (collectively, "BSC's Intellectual Property").

B. ArthroCare hereby acknowledges and agrees that it does not now have and shall not gain any right, title, or interest in BSC's Intellectual Property, other than the limited right to incorporate certain BSC Intellectual Property, as directed by BSC, in connection with its manufacture of the Products solely for the benefit of BSC as set forth in this Agreement or in the License Agreement. Any use by ArthroCare of BSC's Intellectual Property shall be in accordance with this Agreement and the License Agreement, and shall be solely for the benefit of BSC and deemed a use by BSC.

C. ArthroCare shall not manufacture, supply and/or sell, for any party other than BSC, any products which use or bear any of BSC's Intellectual Property. ArthroCare shall cooperate with BSC to protect BSC's and its Affiliates' rights to BSC's Intellectual Property. ArthroCare shall not, and it shall not permit any of its Affiliates to, take any action or fail to take any action which would in any way infringe upon or compromise BSC's or any of its corporate Affiliates' rights in BSC's Intellectual Property.

                                   ARTICLE 10
                           INDEMNIFICATION; INSURANCE

10.1 BSC Indemnity. BSC agrees to indemnify, defend and hold ArthroCare and its directors, officers, employees, insurers, shareholders and agents harmless from and against any and all liabilities, claims, suits, demands, expenses (including, without limitation, attorneys and professional fees and other costs of handling such claim or litigation), losses or causes of action (each, a "Liability") arising out of or based upon: (a) injury to or death of any person or damage to property arising out of or in connection with the distribution or use of any Products (unless such injury or death arises from or relates to any matter which would give rise to a claim by BSC of indemnity from ArthroCare under Section 10.2); (b) any material breach of this Agreement by BSC; or (c) BSC's negligence or misconduct, or violation of any state, federal, or international law or regulation, in connection with the performance of its obligations hereunder; provided, however, that ArthroCare shall: (i) give BSC prompt notice of any such Liability; (ii) permit BSC to participate in the defense of the same through its counsel; (iii) give BSC all information in its possession relating to such Liability; and (iv) give its authorization for and assistance in such defense.

10.2 ArthroCare Indemnity. ArthroCare agrees to indemnify, defend and hold BSC and its Affiliates, and its and their respective directors, officers, employees, insurers, shareholders, and agents harmless from and against any and all Liabilities arising out of or relating in any way to: (a) any failure of any ArthroCare Product to meet the Specifications, or any defect in any ArthroCare Product; (b) ArthroCare's negligence or misconduct, or violation of any state, federal, or international law or regulation, in connection with the performance of its obligations hereunder; or (c) any material breach of this Agreement by ArthroCare; provided, however, that BSC shall: (i) give ArthroCare prompt notice of any such Liability; (ii) permit ArthroCare to participate in the defense of the same through its counsel; (iii) give ArthroCare all information in its possession relating to such Liability; and
(iv)  give its authorization for and assistance in  such defense.

10.3 Insurance. ArthroCare shall purchase and maintain in full force and effect, during the term hereof and for a period of 10 years after the termination or expiration of this Agreement, comprehensive general liability insurance, in an amount not less than $5 million in the aggregate and $1 million per occurrence, and product liability insurance, in an amount not less than $5 million in the aggregate and $5 million per occurrence, and shall name BSC, its officers, directors, agents, employees, shareholders, Affiliates and customers, as additional insureds on such policies.
ArthroCare shall direct its insurer to notify BSC immediately in writing upon receipt from ArthroCare of, or upon the insurer's giving to ArthroCare, any notice relating to the cancellation or reduction in coverage of such insurance. ArthroCare shall, upon request from BSC from time to time, provide BSC with certificates of insurance showing compliance with the foregoing provisions.

                                   ARTICLE 11
                              TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the Effective Date of this Agreement and shall have a term of [*****] unless earlier terminated in accordance with this Article 11. This Agreement may be extended by mutual written agreement of the parties.


11.2    Termination for Cause.

A. Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for 60 days after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such 60-day period unless the breaching party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder that is not disputed by BSC, the period for cure of any such default following notice thereof shall be 10 days, but only if such notice is given via facsimile and overnight courier, otherwise such period shall be 30 days and, unless payment is made within such period, the termination shall become effective at the end of such period.

B. Notwithstanding Section 11.1 hereof, BSC shall also have the right to terminate this Agreement immediately upon notice to ArthroCare if BSC believes in good faith that any breach by ArthroCare hereunder does or may negatively affect patient safety.

C. Notwithstanding Section 11.1 hereof, neither party shall be in default in the performance of its obligations under this Agreement if such performance is prevented or delayed because of war or similar unrest, labor dispute or strike, transportation difficulties, unavailability of necessary raw materials, epidemic, fire, natural disaster, any law, rule or regulation of any governmental or other authority, acts of God, or other similar cause, that is beyond the control of the party whose performance is affected; provided, however, that if such delay continues for 90 days or more, then BSC may give ArthroCare written notice of default under Section 11.2.A.

D. This Agreement shall automatically terminate upon any termination of the License Agreement. The termination of this Agreement shall not automatically terminate the License Agreement.

11.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within 60 days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

11.4    Effect of Termination.

A. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy, in addition to any other remedies provided in this Agreement, shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

B. Upon any termination or expiration of this Agreement, BSC and ArthroCare shall promptly return to the other party all Confidential Information, copies of which may be retained for archival purposes.

C. Any Orders placed by BSC and accepted by ArthroCare upon or after termination of this Agreement shall be subject to the terms and conditions of this Agreement, unless BSC and ArthroCare expressly agree in writing on other terms of sale. Upon termination of this Agreement, BSC and ArthroCare shall cooperate with one another to ensure a smooth transition, and also to ensure that BSC has a reasonably adequate inventory of Products. If the parties do not renew this Agreement, ArthroCare shall promptly make available for purchase by BSC, at BSC's option and request, not less than a three- month inventory of each Product (based on the previous three months' average purchases of each Product), and any such purchases made by BSC shall be at a price equal to the price in effect for such Products immediately prior to termination/expiration of this Agreement.

D. If BSC terminates this Agreement for cause due to a breach by ArthroCare, ArthroCare's exclusivity obligations under Section 7.2 shall remain in effect for the one- year period immediately following any such termination.

11.5 Survival. Section 7.2 and Articles 1, 4, 6, 8, 9, 10, 11 and 13 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 12
                    CONDITIONS TO EFFECTIVENESS OF AGREEMENT

        The obligations of the parties to consummate the transactions contemplated in this Agreement are conditioned on each of the parties executing and delivering to the other party both executed copies of this Agreement and the License Agreement via facsimile no later than 6:00 p.m.
(Central time) on February 9, 1998.   Such delivery shall constitute effective
delivery of such Agreements, and such Agreements shall then be immediately binding on the parties. In addition, the parties shall execute and exchange multiple original copies of the Agreements; provided, however, that the parties' delay or failure to so exchange such documents shall not affect the validity or enforceability of the Agreements and it shall not negate the validity of the execution and delivery that were accomplished via the execution and delivery of the Agreements by facsimile.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

13.1 Governing Law; Venue. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles.

13.2 Assignment. The parties may not transfer or assign this Agreement or any of the parties' rights or obligations hereunder to any non- Affiliated person without the written consent of the other party. Any such attempted transfer or assignment shall be void. This Agreement shall be binding upon and inure to the benefit of the parties and their present and past agents, servants, officers, directors, partners, related companies, and the predecessors, employees, franchisees, trustees, representatives,
shareholders, successors and assigns of each.   In addition, BSC's rights under
this Agreement are intended to be for the benefit of BSC as well as its Affiliates.

13.3 Waiver. No waiver of any rights, shall be effective unless consented to in writing by the party to be charged and the waiver of any breach of default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

13.4 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision.

13.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by certified mail-return receipt requested, postage prepaid, or delivered by a nationally recognized courier who guarantees next-day delivery in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

BSC:            Boston Scientific Corporation
                One Boston Scientific Place,
                Natick, Massachusetts 01760-1537
                Attn:  John Pedersen
                Fax:  508/650-8922

                with a copy to:

                SCIMED Life Systems, Inc.
                One SCIMED Place
                Maple Grove, Minnesota 55311-1566
                Attn:  Jean Fitterer Lance
                Fax:  612/494-2616

ArthroCare:     ArthroCare Corporation
                595 North Pastoria Avenue
                Sunnyvale, California 94086
                Attn:  Michael Baker, C.E.O.
                Fax:  408/732-2752

with a copy to:

                John Raffle
                ArthroCare Corporation
                595 North Pastoria Avenue
                Sunnyvale, California 94086
                Fax:  408/736-0226  (cover page marked confidential)

13.6    Independent Contractors.  Both parties are  independent contractors
under this Agreement.   Nothing contained in this Agreement is intended  nor is
to be construed so as to constitute ArthroCare or BSC as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

13.7 Patent Marking. BSC agrees to mark (or give directions to ArthroCare and/or any other manufacturer to mark) all Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

13.8 Compliance with Laws. In performing their respective obligations under this Agreement, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

13.9 Use of Name. Other than as expressly set forth in this Agreement or the License Agreement, neither party shall use the name or trademarks of the other party without the prior written consent of such other party.

13.10 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof except for the License Agreement. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

13.11 Counterparts. This Agreement may be executed in any number of counterparts and on separate signature pages by each party, each copy of which shall for all purposes be deemed an original.

IN WITNESS WHEREOF, ArthroCare and BSC have executed this Agreement in duplicate originals by duly authorized officers.


ARTHROCARE CORPORATION                  BOSTON SCIENTIFIC CORPORATION
By: /s/Michael A. Baker                 By:  /s/Michael Berman
----------------------------            --------------------------
Print Name: Michael A. Baker            Print Name: Michael Berman
----------------------------            --------------------------
Title: President & CEO                  Title: President, SciMed
----------------------------            --------------------------

                                   EXHIBIT A
                            Minimum Specifications

At a minimum, the Controller shall have the capabilities of ArthroCare's currently commercially available RF generator to meet worldwide regulatory requirements for commercial release of an intracardiac medical electronic device (CF rating). The Controller must be designed and manufactured to operate fully and without interruption, at a minimum, for a [*****] period with average use, without significant repair or maintenance expense, in the case of [*****] of all Controllers supplied by ArthroCare; provided, however, that the remedies applicable to a failure by ArthroCare to meet such [*****] standard shall be as set forth in clause (g) of Section 8.1.

--------------------------------------------
***** Certain information in this document has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.